Exhibit 99.1

Ellington Financial LLC Reports Third Quarter 2012 Results

OLD GREENWICH, Connecticut—November 7, 2012

Ellington Financial LLC (NYSE: EFC) (the “Company”) today reported financial results for the quarter ended September 30, 2012.

Highlights

•

Net increase in shareholders’ equity resulting from operations (“net income”) for the third quarter was $29.5 million or $1.59 per basic and diluted share. The Company’s results were principally driven by a strong contribution from its non-Agency strategy, but also augmented by solid results from its Agency strategy. For the nine months ended September 30, 2012, net income was $72.4 million and represented an annualized return on equity of 23.5%.

•

Book value per share as of September 30, 2012 was $23.88 on a diluted basis after payment of a $0.70 per share second quarter dividend on September 17, 2012, as compared to book value per share of $23.47 on a diluted basis as of June 30, 2012.

•

The Company’s non-Agency MBS strategy generated income of $37.2 million for the quarter ended September 30, 2012. Performance was driven by yield earned on invested assets, as well as realized and unrealized gains.

•

The Company’s Agency RMBS strategy also performed well, generating $5.1 million in income during the quarter, and continued to be centered around the Company’s ability to identify, invest in and actively trade pools with specific prepayment-protection characteristics.

•	During the quarter, the Company completed a public offering of 4.025 million shares of common stock, raising net proceeds of $87.8 million.

•	The Company announced a dividend for the third quarter of 2012 of $0.70 per share payable on December 17, 2012 to shareholders of record on November 30, 2012.

Third Quarter 2012 Results

For the quarter ended September 30, 2012, the Company recognized net income of $29.5 million, or $1.59 per diluted share. This compares to net income of $10.8 million, or $0.64 per diluted share, for the quarter ended June 30, 2012. The Company’s results reflected positive contributions from both of its current strategies—non-Agency MBS as well as Agency RMBS.

The Company’s non-Agency MBS strategy generated income in the amount of $37.2 million for the quarter, or $2.01 per diluted share. In the third quarter, the market for non-Agency MBS rallied significantly. As home prices continue to stabilize (and are even trending higher in many regions), and as mortgage default rates continue to decline, investor demand for non-Agency RMBS has continued to increase. Meanwhile, alternatives for higher yielding investments in those other fixed income sectors where investors typically search for higher yields, such as Agency RMBS and investment grade corporate bonds, have become more limited, thereby further increasing the demand for non-Agency MBS. With interest rates currently at historically low levels, many financial institutions (such as pension funds and insurance companies) are finding that they will be unable to fund their long term liabilities without increasing their allocations to higher-yielding asset classes; we believe that this state of affairs will continue to provide support for the non-Agency MBS sector. In addition, where there had formerly been great concerns that U.S. banks would eventually have to sell much of their non-Agency MBS holdings as Basel III bank capital rules became fully phased in, the release earlier this year of the Simplified Supervisory Formula Approach (SSFA), which changed the method of calculating capital charges for securitization exposures, has reduced the likelihood of future forced selling of non-Agency MBS by banks.

The Company’s income during the quarter from its non-Agency MBS strategy consisted primarily of interest income and realized and unrealized gains on long non-Agency MBS. Results for the quarter and nine months benefited directly from the Company’s decision, beginning in 2011, to rotate out of higher-priced non-Agency RMBS, and into middle-dollar price non-Agency RMBS that it believed had more upside, and to reduce its credit hedges significantly. However, following the significant non-Agency RMBS rally, the Company has taken advantage of the opportunity to rotate out of certain of its lower-priced 2006/2007 vintage subprime assets that it now believes have become fully valued, and into other non-Agency MBS assets whose prices have lagged in comparison during the recent rally. Given that all non-Agency RMBS assets have rallied substantially, security selection should become an even more important factor in portfolio management, and the Company believes that its analytical approach to security selection will help generate superior returns in this environment. The Company also increased its holdings of CMBS in light of the attractive opportunities in that market.

For the quarter ended September 30, 2012, interest income was positively impacted by the Company’s upward adjustment of its future housing price assumptions, which are used in the determination of the yields at which the Company accrues interest income on its investments. While this adjustment in assumptions increased the effective yields at which the Company accrued interest income on many of its investments during the quarter, total net income was not affected since all of the Company’s investments are marked to market through net income. On a more detailed level, to the extent that an increase in book yields causes an incremental increase in interest income during a reporting period for any investment, the amortized cost of such investment at the end of such reporting period is incrementally increased by the same amount, which, as a result of the mark-to-market process, leads to an exactly offsetting incremental decrease in the change in net unrealized gain (loss) on such investment.

The Company’s Agency RMBS strategy had its third consecutive strong quarter, generating $5.1 million in income consisting primarily of interest income and realized and unrealized gains on long Agency RMBS. Total interest income and realized and unrealized gains for long Agency RMBS for the quarter ended September 30, 2012 was $12.2 million. Opportunistic trading of assets within this portfolio has and continues to be a key contributor of returns in this strategy. Income was partially offset by hedging costs of $6.6 million, including net short positions in TBAs, interest rate swaps and U.S. Treasuries. TBAs are used to hedge the long Agency RMBS portfolio against prepayment and interest rate risk, while interest rate swaps and U.S. Treasuries are used to hedge against interest rate risk.

Over the course of the last several quarters, the Company has employed a strategy whereby it identifies and invests in pools with prepayment-protection characteristics (which we refer to as “prepayment-protected” pools), such as those comprised of low loan balance mortgages, those containing mortgages not eligible for one of the government-sponsored refinancing programs, and those containing mortgages with other prepayment-protection characteristics. The Company’s prepayment-protected pools have continued to experience favorable prepayment rates, and in particular, have prepaid much more slowly than their generic pool counterparts. However, current prepayment risk in the market remains elevated. The Fed’s announcement on September 13, 2012 of its intent to purchase $40 billion of Agency RMBS a month for an indefinite period drove Agency MBS prices to all-time highs. This move by the Fed is directly intended to lower mortgage rates and spur refinancing activity, and reinforces the importance of the Company’s strategy to invest in prepayment-protected pools and to maintain short positions, through the TBA market, in generic pools that are most vulnerable to increased prepayments. While the Fed’s action has contributed to a decline in yields on purchased Agency RMBS, the effect of higher generic pool prepayment rates are reflected in lowered costs to roll the Company’s TBA short positions. At the time of the Fed announcement, the majority of the Company’s long portfolio was invested in higher coupon prepayment-protected pools. These pools, which exhibit materially slower prepayment speeds than their generic pool counterparts, continue to earn high positive carry compared to the cost of their associated TBA hedge.

One gauge that the Company uses to measure its overall prepayment risk is the Company’s net Agency premium as a percentage of its long Agency RMBS holdings. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on net short (TBA) Agency RMBS positions. The lower its net Agency premium, the less the Company believes it is exposed to market-wide increases in Agency RMBS prepayments. As of September 30, 2012, net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 3%. Excluding its TBA hedging positions, the Company’s Agency premium as a percentage of fair value is approximately 8%.

The Company prepares its financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.

The Company also measures its performance through net-asset-value-based total return. Net-asset-value-based total return measures the change in the Company’s book value per share, and assumes the reinvestment of dividends at book value per share. For the quarter ended September 30, 2012, net-asset-value-based total return was 4.25%. For the nine months ended September 30, 2012, net asset-value-based total return was 16.31%. Net-asset-value-based total return from inception of the Company (August 17, 2007) through September 30, 2012 was 84.92%.

“We are very pleased to report our third quarter and nine month financial results for the Company,” said Laurence Penn, Chief Executive Officer and President of the Company. “The third quarter was gratifying for two reasons. First and most importantly, our results for the quarter were quite strong and were driven by significant contributions from both of our core strategies: non-Agency MBS and Agency RMBS. Our non-annualized return on equity was 6.6% for the quarter and 17.6% for the nine months ended September 30, 2012. Our non-Agency MBS results, while clearly benefitting from the overall rally that occurred in the sector, also validated our previous decision to rotate the portfolio into lower-priced securities that we thought had become undervalued. Re-assessing the non-Agency RMBS market following this rally, we have taken the opportunity to partially rotate out of certain of those same sectors that we had previously rotated into. The performance of our Agency RMBS strategy demonstrates that we have continued to succeed in identifying pools with undervalued prepayment-protection characteristics.

Now that the Federal Reserve has embarked on a third round of quantitative easing, our ability to execute this strategy has become even more important, as is our ability to hedge the portfolio against prepayment risk with TBAs. Our Agency strategy continues to deliver outsized returns for us, particularly in relation to the relatively small amount of our capital that it utilizes.”

“We were also extremely pleased to have successfully completed our first share offering following our October 2010 initial public offering. With this offering, which resulted in net proceeds to the Company of $87.8 million, we have increased the liquidity of our shares, increased the size of our company and lowered our expense ratio.”

The following table summarizes the Company’s operating results for the quarters ended September 30, 2012 and June 30, 2012 and for the nine month period ended September 30, 2012:

	Quarter Ended 9/30/2012	Per Share	% of Average Shareholders’ Equity	Quarter Ended 6/30/2012	Per Share	% of Average Shareholders’ Equity	Nine Month Period Ended 9/30/2012	Per Share	% of Average Shareholders’ Equity
(In thousands, except per share amounts)
Non-Agency MBS and Commercial mortgage loans:
Interest income	$11,270	$0.61	2.54%	$9,491	$0.56	2.40%	$30,326	$1.74	7.39%
Net realized gain	8,345	0.45	1.88%	813	0.05	0.21%	15,703	0.90	3.83%
Net change in net unrealized gain	23,648	1.27	5.32%	7,210	0.43	1.82%	50,290	2.89	12.26%
Net interest rate hedges	(1,195)	(0.06)	-0.27%	(2,726)	(0.16)	-0.69%	(3,787)	(0.22)	-0.92%
Net credit hedges	(3,499)	(0.19)	-0.79%	(603)	(0.04)	-0.15%	(9,925)	(0.57)	-2.42%
Interest expense	(1,357)	(0.07)	-0.31%	(1,253)	(0.07)	-0.32%	(3,789)	(0.22)	-0.92%

Total non-Agency MBS and Commercial mortgage loans profit	37,212	2.01	8.37%	12,932	0.77	3.27%	78,818	4.52	19.22%

Agency RMBS:
Interest income	4,126	0.22	0.93%	6,538	0.39	1.65%	16,746	0.96	4.08%
Net realized gain	4,992	0.27	1.12%	5,163	0.31	1.30%	16,970	0.97	4.14%
Net change in net unrealized gain	3,102	0.17	0.70%	3,878	0.23	0.98%	3,055	0.18	0.74%
Net interest rate hedges(1)	(6,617)	(0.36)	-1.49%	(11,841)	(0.71)	-2.99%	(20,524)	(1.18)	-5.00%
Interest expense	(517)	(0.03)	-0.12%	(660)	(0.04)	-0.17%	(1,749)	(0.10)	-0.43%

Total Agency RMBS profit	5,086	0.27	1.14%	3,078	0.18	0.77%	14,498	0.83	3.53%

Total non-Agency and Agency MBS and Commercial mortgage loans profit	42,298	2.28	9.51%	16,010	0.95	4.04%	93,316	5.35	22.75%

Other interest expense, net	(3)	—	0.00%	(11)	—	0.00%	(26)	—	-0.01%
Other expenses (excluding incentive fee)	(3,267)	(0.18)	-0.74%	(2,919)	(0.17)	-0.74%	(9,127)	(0.52)	-2.23%

Net increase in shareholders’ equity resulting from operations (before incentive fee)	39,028	2.10	8.77%	13,080	0.78	3.30%	84,163	4.83	20.51%

Incentive fee	(9,491)	(0.51)	-2.14%	(2,312)	(0.14)	-0.58%	(11,803)	(0.68)	-2.88%

Net increase in shareholders’ equity resulting from operations	$29,537	$1.59	6.63%	$10,768	$0.64	2.72%	$72,360	$4.15	17.63%

Weighted average shares & LTIP units outstanding	18,553			16,838			17,414
Average shareholders’ equity(2)	$444,220			$396,118			$410,197

(1)	Includes TBAs and U.S. Treasuries.
(2)	Average shareholders’ equity is calculated using month end values.

Portfolio

The following tables summarize the Company’s portfolio holdings as of September 30, 2012 and June 30, 2012:

Bond Portfolio

	September 30, 2012					June 30, 2012
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS (2)	$760,325	$454,549	$59.78	$432,370	$56.87	$683,528	$384,082	$56.19	$385,927	$56.46
Non-Agency CMBS and Commercial Mortgage Loans	69,146	53,846	77.87	56,038	81.04	43,345	33,055	76.26	34,934	80.59

Total Non-Agency MBS and Commercial Mortgage Loans	829,471	508,395	61.29	488,408	58.88	726,873	417,137	57.39	420,861	57.90

Agency RMBS: (3)
Floating	19,285	20,417	105.87	19,794	102.64	21,458	22,710	105.84	22,126	103.11
Fixed	548,437	595,906	108.66	582,331	106.18	579,363	622,967	107.53	612,769	105.77

Total Agency RMBS	567,722	616,323	108.56	602,125	106.06	600,821	645,677	107.47	634,895	105.67

Total Non-Agency and Agency MBS and Commercial Mortgage Loans	$1,397,193	$1,124,718	$80.50	$1,090,533	$78.05	$1,327,694	$1,062,814	$80.05	$1,055,756	$79.52

Agency Interest Only RMBS	n/a	$3,827	n/a	$6,585	n/a	n/a	$4,667	n/a	$7,110	n/a
Non-Agency Interest Only and Pricipal Only RMBS and Other	n/a	$3,376	n/a	$3,460	n/a	n/a	$977	n/a	$1,049	n/a

TBAs:
Long	$31,550	$33,723	$106.89	$33,413	$105.90	$54,550	$57,739	$105.85	$57,577	$105.55
Short	(410,989)	(443,191)	107.84	(441,970)	107.54	(427,900)	(458,028)	107.04	(457,115)	106.83

Net Short TBAs	$(379,439)	$(409,468)	$107.91	$(408,557)	$107.67	$(373,350)	$(400,289)	$107.22	$(399,538)	$107.01

U.S. Treasury Securities:
Long	$—	$—	$—	$—	$—	$5,000	$5,045	$100.90	$5,049	$100.97
Short	(13,000)	(13,633)	104.87	(13,087)	100.67	(36,000)	(36,496)	101.38	(36,015)	100.04

Net Short U.S. Treasury Securities	$(13,000)	$(13,633)	$104.87	$(13,087)	$100.67	$(31,000)	$(31,451)	$101.45	$(30,966)	$99.89

Repurchase Agreements	$13,780	$13,780	$100.00	$13,780	$100.00	$36,748	$36,748	$100.00	$36,748	$100.00

Total Net Investments		$722,600		$692,714			$673,466		$670,159

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.
(2)	Excludes Interest Only, Principal Only and similar securities.
(3)	Excludes Interest Only securities and TBAs.

Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates.

The Company actively invests in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are “To-Be Announced.” Given that the Company uses TBAs primarily to hedge risks associated with its long Agency RMBS (and to a lesser extent long non-Agency MBS), the Company generally carries a net short TBA position.

Derivatives Portfolio

	September 30, 2012		June 30, 2012
	Notional Value	Fair Value	Notional Value	Fair Value
(In thousands)
Net Long Mortgage Related: (1)(2)
CDS on RMBS and CMBS Indices	$31,820	$(13,290)	$51,448	$(17,646)

Total Net Long Mortgage Related Derivatives	31,820	(13,290)	51,448	(17,646)

Net Short Mortgage Related: (2) (3)
CDS on RMBS and CMBS Indices	(93,862)	22,727	(94,468)	30,020
CDS on Individual RMBS	(39,178)	31,460	(46,828)	38,759

Total Net Short Mortgage Related Derivatives	(133,040)	54,187	(141,296)	68,779

Net Mortgage Related Derivatives	(101,220)	40,897	(89,848)	51,133

Short CDS on Corporate Bond Indices	(58,250)	(276)	(58,250)	316
Short Total Return Swaps on Corporate Equities (4)	(22,093)	257	(22,304)	(253)
Interest Rate Derivatives:
Net Interest Rate Swaps (2)	(235,400)	(1,614)	(248,100)	(5,518)
Eurodollar Futures (5)	(84,000)	(87)	(105,000)	(54)

Total Net Interest Rate Derivatives	(319,400)	(1,701)	(353,100)	(5,572)

Total Net Derivatives	$(500,963)	$39,177	$(523,502)	$45,624

(1)	Long mortgage-related derivatives represent transactions where the Company sold credit protection to a counterparty.
(2)

In the table above, CDS transactions involving the same underlying security but with different counterparties are shown on a net basis. Additionally, long and short interest rate swaps are shown net. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of September 30, 2012, derivative assets and derivative liabilities were $59.3 million and $20.2 million, respectively, for a net fair value of $39.2 million, as reflected in “Total Net Derivatives” above. As of June 30, 2012, derivative assets and derivative liabilities were $74.3 million and $28.7 million, respectively, for a net fair value of $45.6 million, as reflected in “Total Net Derivatives” above.

(3)	Short mortgage-related derivatives represent transactions where the Company purchased credit protection from a counterparty.
(4)	Notional value represents number of underlying shares or par value times the closing price of the underlying security.
(5)	Every $1 million in notional value represents one contract.

The Company’s short positions in RMBS and CMBS indices remained concentrated in MBS vintage years 2006 and 2007 and short total return swaps on corporate equities are principally short equity positions in certain publicly traded, commercial property REITs.

The following table summarizes, as of September 30, 2012, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency ARM Pools	$24	$(36)
Agency Fixed Pools and IOs	4,956	(8,389)
TBAs	(2,145)	4,938
Non-Agency RMBS, CMBS and Commercial Mortgage Loans	6,397	(6,088)
Interest Rate Swaps	(6,062)	5,833
U.S. Treasury Securities	(246)	241
Eurodollar Futures	(104)	104
Mortgage-Related Derivatives	(626)	415
Repurchase Agreements and Reverse Repurchase Agreements	(369)	439

	$1,825	$(2,543)

(1)

Based on the market environment as of September 30, 2012. The preceding analysis does not include sensitivities to changes in interest rates for our derivatives on corporate securities (whether debt or equity-related), or other categories of instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity(1)

By Collateral Type

	As of September 30, 2012	For the Quarter Ended September 30, 2012		As of June 30, 2012	For the Quarter Ended June 30, 2012
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings for the Quarter Ended	Average Cost of Funds	Outstanding Borrowings	Average Borrowings for the Quarter Ended	Average Cost of Funds
(In thousands)
Non-Agency RMBS, CMBS and Other	$259,048	$247,859	2.16%	$238,469	$227,071	2.18%
Agency RMBS	401,885	489,511	0.42%	644,853	716,492	0.37%

Total	$660,933	$737,370	1.01%	$883,322	$943,563	0.80%

Leverage Ratio (2)	1.33:1			2.24:1

(1)	Borrowed amounts exclude $1.4 million in securitized debt, as of September 30, 2012 and June 30, 2012, representing long term financing for the related asset.
(2)

The leverage ratio does not account for liabilities other than debt financings. The Company’s debt financings consist solely of reverse repurchase agreements (“reverse repos”) and a securitized debt financing in the amount of $1.4 million as of September 30, 2012 and June 30, 2012.

The increase in the Company’s average cost of funds for the quarter ended September 30, 2012 to 1.01% from 0.80% for the quarter ended June 30, 2012 is due to the higher percentage of the Company’s borrowings related to its non-Agency securities over the period as compared to the three month period ended June 30, 2012. There were three main factors contributing to the decline in the Company’s leverage ratio as of September 30, 2012 as compared to June 30, 2012: (1) the third quarter public offering increased the Company’s capital base; (2) approximately one half of the net proceeds related to the offering were deployed in the Company’s lower leverage non-Agency strategy while the remaining half was used, pending deployment in targeted investments, to pay down reverse repos; and (3) there was a large volume of Agency pool sales (some of which occurred on a trade date basis during the second quarter) that settled during the third quarter, and much of the proceeds from these sales were used to pay down reverse repos.

By Remaining Maturity (1)(2)

(In thousands)
	As of September 30, 2012		As of June 30, 2012
Remaining Maturity (3)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$138,918	21.0%	$479,624	54.3%
31-60 Days	191,791	29.0%	144,577	16.4%
61-90 Days	192,549	29.1%	187,244	21.2%
91-120 Days	63,421	9.6%	—	0.0%
121-150 Days	—	0.0%	—	0.0%
151-180 Days	74,254	11.3%	71,877	8.1%
181-360 Days	—	0.0%	—	0.0%

	$660,933	100.0%	$883,322	100.0%

(1)	Borrowed amounts exclude $1.4 million in securitized debt as of September 30, 2012 and June 30, 2012, representing long term financing for the related asset.
(2)

Reverse repos involving underlying investments that the Company had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that the Company may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(3)

Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The vast majority of the Company’s borrowed funds are in the form of reverse repos. Aside from borrowings under reverse repos, as of September 30, 2012 and June 30, 2012, the Company also had securitized debt outstanding in the amount of $1.4 million. The weighted average remaining term on the Company’s reverse repos as of September 30, 2012 and June 30, 2012 was 68 and 45 days, respectively. The increase in average maturity was caused by the Company’s decision to lock in borrowing costs over the upcoming year-end for a portion of its reverse repo borrowings related to Agency RMBS. The Company’s borrowings outstanding under reverse repos were with a total of 11 counterparties as of September 30, 2012. As of September 30, 2012, the Company had liquid assets in the form of cash in the amount of $69.2 million. In addition, at September 30, 2012, the Company held investments in unencumbered Agency pools on a settlement date basis in the amount of $133.6 million.

Hedging Summary

The following table summarizes the components of the Company’s hedging results for the quarter ended September 30, 2012 and June 30, 2012:

(In thousands)	Quarter Ended September 30, 2012				Quarter Ended June 30, 2012
Hedges:	Net Interest Expense	Realized Gain (Loss)	Unrealized Gain (Loss)	Total	Net Interest Expense	Realized Gain (Loss)	Unrealized Gain (Loss)	Total
Interest Rate Swaps	$(497)	$(5,423)	$3,616	$(2,304)	$(688)	$(4,607)	$289	$(5,006)
Eurodollar Futures	—	(15)	(33)	(48)	—	(9)	(2)	(11)
Net TBA’s Held Short	—	(5,163)	(162)	(5,325)	—	(8,696)	(691)	(9,387)
Net U.S. Treasuries Held Short	(29)	(44)	(62)	(135)	(52)	(14)	(97)	(163)

Total Interest Rate Hedges	(526)	(10,645)	3,359	(7,812)	(740)	(13,326)	(501)	(14,567)

Credit Hedges(1)	(261)	3,548	(6,786)	(3,499)	(266)	(3,008)	2,671	(603)

Total Hedges	$(787)	$(7,097)	$(3,427)	$(11,311)	$(1,006)	$(16,334)	$2,170	$(15,170)

(1)	Net interest expense represents fixed rate periodic payments made by the Company.

Other

The Company’s base management fee and other operating expenses, but excluding interest expense and incentive fees, represent 2.9% and 3.0% on an annualized basis of average shareholders’ equity for each of the quarters ended September 30, 2012 and June 30, 2012, respectively. Incentive fee expense of $9.5 million and $2.3 million was incurred for the quarters ended September 30, 2012 and June 30, 2012, respectively.

Dividends

During the nine month period ended September 30, 2012, the Company paid three dividends totaling $1.80 per share, of which $1.40 relate to 2012. The Company pays its dividends quarterly in arrears.

On November 2, 2012, the Company’s Board of Directors declared a third quarter 2012 dividend of $0.70 per share, payable on December 17, 2012 to shareholders of record on November 30, 2012. After payment of this third quarter dividend, total dividends paid related to 2012 will be $2.10. In May 2012, the Company’s management announced that, subject to the ultimate discretion of the Board of Directors, it expected to continue to recommend dividends of $0.70 per common share until conditions warrant otherwise. In addition, at the end of any year the Board of Directors will take into account the Company’s earnings and other factors and will consider whether to declare a special dividend.

Share Repurchase Program

On August 4, 2011, the Company’s Board of Directors approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows the Company to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at the Company’s discretion, subject to applicable law, share availability, price and the Company’s financial performance, among other considerations. To date, the Company has repurchased 60,980 shares under this program at an aggregate cost of $1.1 million, or an average cost per share of $17.22. No additional shares were purchased during the nine month period ended September 30, 2012.

About Ellington Financial LLC

Ellington Financial LLC is a specialty finance company that acquires and manages mortgage-related assets, including residential mortgage-backed securities backed by prime jumbo, Alt-A, manufactured housing and subprime residential mortgage loans, residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise, mortgage-related derivatives, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, as well as corporate debt and equity securities and derivatives. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group LLC.

Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time on Thursday, November 8, 2012, to discuss its financial results for the quarter ended September 30, 2012. To participate in the event by telephone, please dial (877) 941-8631 at least 10 minutes prior to the start time and reference the conference passcode 4572023. International callers should dial (480) 629-9773 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the “For Our Shareholders” section of the Company’s web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under “For Our Shareholders—Presentations.”

A dial-in replay of the conference call will be available on Thursday, November 8, 2012, at approximately 2 p.m. Eastern Time through Thursday, November 15, 2012 at approximately 2 p.m. Eastern Time. To access this replay, please dial (800) 406-7325 and enter the conference ID number 4572023. International callers should dial (303) 590-3030 and enter the same conference ID number. A replay of the conference call will also be archived on the Company’s web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may,” “seek,” or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management’s beliefs regarding the current investment environment and the Company’s ability to implement its investment and hedging strategies, performance of the Company’s investment and hedging strategies, the Company’s exposure to prepayment risk in its Agency portfolio, management’s beliefs regarding the current economic environment and housing market including projections regarding yields on investments and home price assumptions, estimated effects on the fair value of the Company’s MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the drivers of the Company’s returns, and statements regarding the Company’s intended dividend policy and share repurchase program including the amount of shares to be repurchased. The Company’s results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company’s control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company’s securities, changes in mortgage default rates and prepayment rates, the Company’s ability to borrow to finance its assets, changes in government regulations affecting the Company’s business, the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K filed on March 14, 2012 and under Item 1A of our Quarterly Report on Form 10-Q filed on May 9, 2012, which can be accessed through the Company’s website at www.ellingtonfinancial.com or at the SEC’s website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Month Period Ended		Nine Month Period Ended
(In thousands, except per share amounts)	September 30, 2012	June 30, 2012	September 30, 2012
Investment income
Interest income	$15,426	$16,045	$47,203
Expenses
Base management fee	1,913	1,497	4,901
Incentive fee	9,491	2,312	11,802
Interest expense	1,936	1,992	5,760
Other operating expenses	1,354	1,422	4,226

Total expenses	14,694	7,223	26,689

Net investment income	732	8,822	20,514

Net realized gain (loss) on:
Investments	8,130	(2,734)	13,543
Swaps	(3,172)	(8,537)	(31,637)
Futures	(15)	(9)	(32)

	4,943	(11,280)	(18,126)

Change in net unrealized gain (loss) on:
Investments	26,526	10,300	54,957
Swaps	(2,631)	2,928	15,114
Futures	(33)	(2)	(99)

	23,862	13,226	69,972

Net realized and unrealized gain (loss) on investments and financial derivatives	28,805	1,946	51,846

Net increase in shareholders’ equity resulting from operations	$29,537	$10,768	$72,360

Net increase in shareholders’ equity resulting from operations per share:
Basic and diluted	$1.59	$0.64	$4.15

ELLINGTON FINANCIAL LLC

CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY

(UNAUDITED)

	As of
(In thousands, except share amounts)	September 30, 2012	June 30, 2012	December 31, 2011(1)
ASSETS
Cash and cash equivalents	$69,223	$48,120	$62,737

Investments, financial derivatives and repurchase agreements:
Investments at fair value (Cost - $1,133,991, $1,126,541 and $1,234,203)	1,165,644	1,131,242	1,212,483
Financial derivatives - assets at fair value (Cost - $75,677, $82,791 and $118,281)	59,342	74,304	102,871
Repurchase agreements (Cost - $13,780, $36,748 and $15,750)	13,780	36,748	15,750

Total Investments, financial derivatives and repurchase agreements	1,238,766	1,242,294	1,331,104
Deposits with dealers held as collateral	25,194	29,360	34,163
Receivable for securities sold	524,533	611,866	533,708
Interest and principal receivable	6,587	7,129	6,127
Other assets	497	821	216

Total assets	$1,864,800	$1,939,590	$1,968,055

LIABILITIES
Investments and financial derivatives:
Investments sold short at fair value (Proceeds - $455,057, $493,130 and $459,013)	$456,824	$494,524	$462,394
Financial derivatives - liabilities at fair value (Proceeds - $18,701, $22,033 and $9,636)	20,165	28,680	27,040

Total investments and financial derivatives	476,989	523,204	489,434
Reverse repurchase agreements	660,933	883,322	896,210
Due to brokers on margin accounts	34,564	46,385	79,735
Payable for securities purchased	178,453	83,300	127,517
Securitized debt (Proceeds - $1,409, $1,436 and $0)	1,439	1,415	-
Accounts payable and accrued expenses	1,627	2,102	1,845
Base management fee payable	1,913	1,497	1,396
Incentive fee payable	9,491	2,312	-
Interest and dividends payable	741	778	1,002

Total liabilities	1,366,150	1,544,315	1,597,139

SHAREHOLDERS’ EQUITY	498,650	395,275	370,916

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,864,800	$1,939,590	$1,968,055

ANALYSIS OF SHAREHOLDERS’ EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(20,483,696, 16,447,651 and 16,447,651 shares issued and outstanding)	$489,692	$386,349	$362,047
Additional paid-in capital - LTIP units	8,958	8,926	8,869

Total Shareholders’ Equity	$498,650	$395,275	$370,916

PER SHARE INFORMATION:
Common shares, no par value	$24.34	$24.03	$22.55

DILUTED PER SHARE INFORMATION:
Common shares and LTIPs, no par value	$23.88	$23.47	$22.03

(1)	Derived from audited financial statements as of December 31, 2011.